Exhibit 4.2

LOAN AGREEMENT

between

OHIO AIR QUALITY DEVELOPMENT AUTHORITY

and

THE DAYTON POWER AND LIGHT COMPANY

______________________________

$100,000,000

State of Ohio

Collateralized Air Quality Development Revenue Refunding Bonds

2015 Series B

(The Dayton Power and Light Company Project)

_______________________________

Dated

as of

August 1, 2015

INDEX

(This Index is not a part of the Agreement

but rather is for convenience of reference only.)

			Page

Preambles			1

ARTICLE I
DEFINITIONS

Section	1.1	Use of Defined Terms	2
Section	1.2	Definitions	2
Section	1.3	Interpretation	6
Section	1.4	Captions and Headings	6

ARTICLE II
REPRESENTATIONS

Section	2.1	Representations of the Issuer	7
Section	2.2	No Warranty by Issuer of Condition or Suitability of the Projects	7
Section	2.3	Representations and Covenants of the Company	7

ARTICLE III
COMPLETION OF THE PROJECTS;
ISSUANCE OF THE BONDS

Section	3.1	Acquisition, Construction and Installation	11
Section	3.2	Project Descriptions	11
Section	3.3	Issuance of the Bonds; Application of Proceeds	11
Section	3.4	Investment of Fund Moneys	12
Section	3.5	Rebate Fund	12

ARTICLE IV
LOAN BY ISSUER; LOAN PAYMENTS;
ADDITIONAL PAYMENTS; CREDIT FACILITY
AND FIRST MORTGAGE BONDS

Section	4.1	Loan Repayment; Delivery of First Mortgage Bonds	13
Section	4.2	Additional Payments	13
Section	4.3	Place of Payments	14
Section	4.4	Obligations Unconditional	14
Section	4.5	Assignment of Revenues, Agreement and First Mortgage Bonds	14
Section	4.6	Credit Facility; Cancellation; Notices	14
Section	4.7	Company's Option to Elect Rate Period; Changes in Auction Date and Length of Auction Periods	14
Section	4.8	Company's Obligation to Purchase Bonds	14
Section	4.9	First Mortgage Bonds	15

ARTICLE V
ADDITIONAL AGREEMENTS AND COVENANTS

Section	5.1	Right of Inspection	16
Section	5.2	Maintenance	16
Section	5.3	Removal of Portions of the Project Facilities	16
Section	5.4	Operation of Project Facilities	16
Section	5.5	Insurance	17
Section	5.6	Workers' Compensation Coverage	17
Section	5.7	Damage; Destruction and Eminent Domain	17

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Section	5.8	Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted	17
Section	5.9	Indemnification	18
Section	5.10	Issuer and Company Not to Adversely Affect Exclusion of Interest on Bonds From Gross Income For Federal Income Tax Purposes	19
Section	5.11	Ownership of Projects; Use of Projects	19
Section	5.12	Assignment of Agreement in Whole or in Part by Company	19
Section	5.13	Assignment of Agreement in Whole by Company (Novation)	20

ARTICLE VI
REDEMPTION

Section	6.1	Optional Redemption	22
Section	6.2	Extraordinary Optional Redemption	22
Section	6.3	Mandatory Redemption	24
Section	6.4	Notice of Redemption	24
Section	6.5	Actions by Issuer	24
Section	6.6	Concurrent Discharging of First Mortgage Bonds	24

ARTICLE VII
EVENTS OF DEFAULT AND REMEDIES

Section	7.1	Events of Default	25
Section	7.2	Remedies on Default	25
Section	7.3	No Remedy Exclusive	26
Section	7.4	Agreement to Pay Attorneys' Fees and Expenses	26
Section	7.5	No Waiver	26
Section	7.6	Notice of Default	26

ARTICLE VIII
MISCELLANEOUS

Section	8.1	Term of Agreement	27
Section	8.2	Amounts Remaining in Funds	27
Section	8.3	Notices	27
Section	8.4	Extent of Covenants of the Issuer; No Personal Liability	27
Section	8.5	Binding Effect	27
Section	8.6	Amendments and Supplements	28
Section	8.7	Execution Counterparts	28
Section	8.8	Severability	28
Section	8.9	Governing Law	28
Section	8.10	References to Credit Facility	28

Signatures	S-1

Exhibit A -- AIR QUALITY FACILITIES AT THE SERIES 1980 PROJECT	A-1
Exhibit B -- AIR QUALITY FACILITIES AT THE SERIES 1982 PROJECT	B-1
Exhibit C -- AIR QUALITY FACILITIES AT THE SERIES 1985 PROJECT	C-1

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LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of August 1, 2015 between the OHIO AIR QUALITY DEVELOPMENT AUTHORITY (the "Issuer"), a body politic and corporate organized and existing under the laws of the State of Ohio, and THE DAYTON POWER AND LIGHT COMPANY (the "Company"), a public utility and corporation organized and existing under the laws of the State of Ohio. Capitalized terms used in the following recitals are used as defined in Article I of this Agreement.

Pursuant to Section 13 of Article VIII of the Ohio Constitution and the Act, the Issuer has determined to issue, sell and deliver the Bonds as provided in the Indenture and to lend the proceeds derived from the sale thereof to the Company to assist in the refunding of the Refunded Bonds. The Refunded Bonds were issued to assist the Company in the refinancing of its portion of the costs of the Projects.

The Company and the Issuer each have full right and lawful authority to enter into this Agreement and to perform and observe the provisions hereof on their respective parts to be performed and observed.

NOW THEREFORE, in consideration of the premises and the mutual representations and agreements hereinafter contained, the Issuer and the Company agree as follows (provided that any obligation of the Issuer or the State created by or arising out of this Agreement shall never constitute a general debt of the Issuer or the State or give rise to any pecuniary liability of the Issuer or the State but shall be payable solely out of Revenues, including the Loan Payments made pursuant hereto):

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ARTICLE I

DEFINITIONS

Section 1.1. Use of Defined Terms. In addition to the words and terms defined elsewhere in this Agreement, the Indenture or by reference to another document, the words and terms set forth in Section 1.2 hereof shall have the meanings set forth therein unless the context or use clearly indicates another meaning or intent. Such definitions shall be equally applicable to both the singular and plural forms of any of the words and terms defined therein.

Section 1.2. Definitions. As used herein:

“Additional Payments” means the amounts required to be paid by the Company pursuant to the provisions of Section 4.2 hereof.

“Administration Expenses” means the compensation (which compensation shall not be greater than that typically charged in similar circumstances; and which shall not be limited by any provision of law in regard to the compensation of a trustee of any express trust) and reimbursement of reasonable expenses, disbursements and advances incurred or made by or on behalf of the Trustee, the Registrar, the Remarketing Agent, any Auction Agent, any Paying Agent and any Authenticating Agent (including the reasonable compensation and the expenses and disbursements of its counsel and of all other persons not regularly in its employ), and shall also include all fees, charges, expenses, advances, compensation and reimbursements and all other amounts due the Trustee, the Registrar and any Paying Agent or Authenticating Agent under or pursuant to Section 6.03 of the Indenture.

“Agreement” means this Loan Agreement, as amended or supplemented from time to time.

“Air Quality Facility” or "Air Quality Facilities" means those facilities which are air quality facilities as defined in Section 3706.01, Ohio Revised Code.

“Engineer” means an engineer (who may be an employee of the Company) or engineering firm qualified to practice the profession of engineering under the laws of the State and who or which is acceptable to the Trustee.

“EPA” means the Environmental Protection Agency of the State and any successor body, agency, commission or department.

“Event of Default” means any of the events described as an Event of Default in Section 7.1 hereof.

“Force Majeure” means any of the following:

(i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections; civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, nuclear accidents or other malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of a utility serving the Projects; shortages of labor, materials, supplies or transportation; or

(ii) any cause, circumstance or event not reasonably within the control of the Company.

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“Generating Stations” means, respectively, the Killen Electric Generating Station Unit 2, the Walter C. Beckjord Generating Station Unit 6 and the William H. Zimmer Electric Generating Station.

“Indenture” means the Trust Indenture related to the Bonds, dated as of the same date as this Agreement, between the Issuer and the Trustee, as amended or supplemented from time to time.

“Interest Rate for Advances” means the interest rate per year payable on the Bonds.

“Investment Grade Rating” means a long-term debt rating by a Rating Agency that is included in one of the four highest debt rating categories of the Rating Agency, provided that such rating categories shall mean generic categories and without regard to or other qualifications of ratings within each such generic rating category such as “+”, “-”, “1”, “2” or “3”.

“Issuance Costs” means those costs relating to the issuance of the Bonds as that term is used in Section 147(g) of the Code, including financial, legal, accounting and printing fees, charges and expenses, underwriting fees, the Issuer Fee, initial acceptance fees of the Trustee, any Authenticating Agent, the Registrar and any Paying Agent, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds.

“Issuer Fee” means the aggregate fee of $213,750 due to the Issuer from the Company in connection with the issuance of the Bonds hereunder.

“Loan” means the loan by the Issuer to the Company of the proceeds received from the sale of the Bonds.

“Loan Payment Date” means any date on which any Bond Service Charges are due and payable.

“Loan Payments” means the amounts required to be paid by the Company on the First Mortgage Bonds in repayment of the Loan pursuant to Section 4.1 hereof.

“Notice Address” means:

(a)	As to the Issuer:	Ohio Air Quality Development Authority
1718 LeVeque Tower
50 West Broad Street
Columbus, Ohio 43215
Attention: Executive Director

(b)	As to the Company:	The Dayton Power & Light Company
1 Monument Circle
Indianapolis, IN 46204
Attention; Treasurer

	With a copy to:	The Dayton Power & Light Company
1 Monument Circle
Indianapolis, IN 46204
Attention; Assistant Treasurer

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(c)	As to the Trustee:	The Bank of New York Mellon
385 Rifle Camp Road, 3rd Floor
Woodland Park, New Jersey 07424
Attention: Corporate Trust Administration

or such additional or different address, notice of which is given under Section 8.3 hereof.

“1954 Code” means the Internal Revenue Code of 1954 as amended from time to time through the date of enactment of the Code. References to the 1954 Code and Sections of the 1954 Code include relevant applicable regulations (including temporary regulations) and proposed regulations thereunder and any successor provisions to those Sections, regulations or proposed regulations.

“Opinion of Bond Counsel” means a written opinion of nationally recognized bond counsel selected by the Company and acceptable to the Trustee who is experienced in matters relating to the exclusion from gross income for federal income tax purposes of interest on obligations issued by states and their political subdivisions. Bond Counsel may be counsel to the Trustee or the Company.

“Original Bonds” means the Series 1980 Bonds, the Series 1982 Bonds and the Series 1985 Bonds.

“Person” or words importing persons mean firms, associations, partnerships (including without limitation, general and limited partnerships), limited liability entities, joint ventures, societies, estates, trusts, corporations, public or governmental bodies, other legal entities and natural persons.

“Prior Bonds” means the Original Bonds, the Series 1992 Bonds, the Series 1995 Bonds and the Series 2005 Bonds.

“Projects” or “Project Facilities” means the real, personal or real and personal property, including undivided or other interests therein, identified in the Project Descriptions.

“Project Descriptions” means the descriptions of the Project Facilities attached hereto as Exhibit A (with respect to the Series 1980 Project), Exhibit B (with respect to the Series 1982 Project) and Exhibit C (with respect to the Series 1985 Project), as the same may be amended in accordance with this Agreement.

“Project Purposes” means the purposes of Air Quality Facilities as described in the Act and as particularly described in Exhibits A, B and C hereto.

“Project Sites” means, with respect to the Series 1980 Bonds and the Series 1982 Bonds, the Walter C. Beckjord Electric Generating Station in Clermont County, Ohio and the Killen Electric Generating Station in Adams County, Ohio, and with respect to the Series 1985 Bonds, the William H. Zimmer Electric Generating Station in Clermont County, Ohio.

“Purchasers” means STI Institutional & Government Inc., PNC Bank, National Association, U.S. Bank National Association, Fifth Third Commercial Funding, Inc., Huntington Public Capital Corporation, Regions Capital Advantage, Inc., and BMO Harris Bank, N.A.

“Redemption Date” means August 3, 2015 being the date on which all of the Refunded Bonds are to be redeemed under the Refunded Bonds Indenture in accordance with Section 3.3 hereof.

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“Refunded Bonds” means the $100,000,000 portion of the currently outstanding principal amount of the Series 2005 Bonds being refunded by the Bonds.

“Restructuring Transaction” means the restructuring of the Company’s operations in accordance with an order by PUCO, including the separation of the Company’s generation assets from its transmission and distribution assets (the “GenCo”), in compliance with the laws of the state of Ohio and any rules and regulations thereunder.

“Revenues” means (a) the Loan Payments, (b) all other moneys received or to be received by the Issuer (excluding the Issuer Fee) or the Trustee in respect of repayment of the Loan, including without limitation, all moneys and investments in the Bond Fund, (c) any moneys and investments in the Refunding Fund, and (d) all income and profit from the investment of the foregoing moneys. The term "Revenues" does not include any moneys or investments in the Rebate Fund or the Bond Purchase Fund.

“Series 1980 Bonds” means the $6,700,000 State of Ohio Air Quality Development Revenue Bonds, 1980 Series (The Dayton Power and Light Company Project) dated as of May 1, 1980.

“Series 1982 Bonds” means the $21,100,000 State of Ohio Collateralized Air Quality Development Revenue Bonds, 1982 Series (The Dayton Power and Light Company Project) dated as of November 1, 1982.

“Series 1985 Bonds” means the $110,000,000 State of Ohio Pollution Control Revenue Bonds, 1985 Series (The Dayton Power and Light Company Project) dated as of December 1, 1985.

“Series 1992 Bonds” means the $27,800,000 State of Ohio Collateralized Air Quality Development Revenue Refunding Bonds, 1992 Series B (The Dayton Power and Light Company Project) dated as of August 15, 1992, now outstanding in the aggregate principal amount of $27,800,000.

“Series 1995 Bonds” means the $110,000,000 State of Ohio Air Quality Development Revenue Refunding Bonds, 1995 Series (The Dayton Power and Light Company Project) dated as of September 1, 1995, now outstanding in the aggregate principal amount of $110,000,000.

“Series 1980 Project” means the real, personal or real and personal property, including undivided or other interests therein financed with the proceeds of the Series 1980 Bonds and identified as Exhibit A hereto.

“Series 1982 Project” means the real, personal or real and personal property, including undivided or other interests therein financed with the proceeds of the Series 1982 Bonds and identified in Exhibit B hereto.

“Series 1985 Project” means the real, personal or real and personal property, including undivided or other interests therein financed with the proceeds of the Series 1985 Bonds and identified in Exhibit C hereto.

“Series 2005 Bonds” means the $137,800,000 State of Ohio Collateralized Pollution Control Revenue Refunding Bonds, 2005 Series B (The Dayton Power and Light Company Project) dated as of August 17, 2005, now outstanding in the aggregate principal amount of $137,800,000.

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“State” means the State of Ohio.

“Trustee” means The Bank of New York Mellon, a corporation organized and existing under the laws of the State of New York, as trustee under the Indenture, unless and until a successor Trustee shall have become such pursuant to the applicable provisions of the Indenture, and thereafter "Trustee" shall mean the successor Trustee. "Principal Office" of the Trustee shall mean the principal corporate trust office of the Trustee for municipal securities, which office at the date of issuance of the Bonds is located at its Notice Address.

“Unassigned Issuer Rights” means all of the rights of the Issuer to receive Additional Payments under Section 4.2 hereof, to perform inspections pursuant to Section 5.1 hereof, to be held harmless and indemnified under Section 5.9 hereof, to be reimbursed for attorney's fees and expenses under Section 7.4 hereof and to give or withhold consent to amendments, changes, modifications, alterations and termination of this Agreement under Section 8.6 hereof and its right to enforce such rights.

Section 1.3. Interpretation. Any reference herein to the State, to the Issuer or to any member or officer of either includes entities or officials succeeding to their respective functions, duties or responsibilities pursuant to or by operation of law or lawfully performing their functions.

Any reference to a section or provision of the Constitution of the State or the Act, or to a section, provision or chapter of the Ohio Revised Code, or to any statute of the United States of America, includes that section, provision or chapter as amended, modified, revised, supplemented or superseded from time to time; provided, that no amendment, modification, revision, supplement or superseding section, provision or chapter shall be applicable solely by reason of this provision, if it constitutes in any way an impairment of the rights or obligations of the Issuer, the State, the Holders, the Trustee, the Registrar, the Auction Agent, an Authenticating Agent, a Paying Agent, the Credit Facility Issuer, the Remarketing Agent, or the Company under this Agreement, the Bond Legislation, the Bonds, the Indenture, the Company Mortgage, the Supplemental Mortgage Indenture or the First Mortgage Bonds or any other instrument or document entered into in connection with any of the foregoing, including without limitation, any alteration of the obligation to pay Bond Service Charges in the amount and manner, at the times, and from the sources provided in the Bond Legislation and the Indenture, except as permitted in the Indenture.

Unless the context indicates otherwise, words importing the singular number include the plural number, and vice versa; the terms "hereof", "hereby", "herein", "hereto", "hereunder" and similar terms refer to this Agreement; and the term "hereafter" means after, and the term "heretofore" means before, the date of delivery of the Bonds. Words of any gender include the correlative words of the other genders, unless the sense indicates otherwise.

Section 1.4. Captions and Headings. The captions and headings in this Agreement are used solely for convenience of reference and in no way define, limit or describe the scope or intent of any Articles, Sections, subsections, paragraphs or subparagraphs or clauses hereof.

(End of Article I)

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ARTICLE II

REPRESENTATIONS

Section 2.1. Representations of the Issuer. The Issuer represents that: (a) it is a body politic and corporate duly organized and validly existing under the laws of the State; (b) it has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds and the execution and delivery of this Agreement and the Indenture; (c) it is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture; (d) it is empowered to enter into the transactions contemplated by this Agreement and the Indenture; (e) it has duly authorized the execution, delivery and performance of this Agreement and the Indenture; and (f) it will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body.

Section 2.2. No Warranty by Issuer of Condition or Suitability of the Projects. The Issuer makes no warranty, either express or implied, as to the suitability or utilization of the Projects for the Project Purposes, or as to the condition of the Project Facilities or that the Project Facilities are or will be suitable for the Company's purposes or needs.

Section 2.3. Representations and Covenants of the Company. The Company represents that:

(a) The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State, with power and authority (corporate and other) to own its properties and conduct its business, to execute and deliver this Agreement, the Supplemental Mortgage Indenture, the First Mortgage Bonds, and to perform its obligations under this Agreement, the Company Mortgage, the Supplemental Mortgage Indenture and the First Mortgage Bonds;

(b) This Agreement, the Supplemental Mortgage Indenture and the Company Mortgage have been duly authorized, executed and delivered by the Company; the First Mortgage Bonds have been duly authorized, executed, issued and delivered; and this Agreement, the Supplemental Mortgage Indenture, the Company Mortgage and the First Mortgage Bonds constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors’ rights, to laws relating to or affecting the enforcement of the security provided by the Company Mortgage and to general equity principles;

(c) The execution, delivery and performance by the Company of this Agreement, the Supplemental Mortgage Indenture, the Company Mortgage and the First Mortgage Bonds and the consummation of the transactions contemplated hereby and thereby will not violate any provision of law or regulation applicable to the Company, or of any writ or decree of any court or governmental instrumentality, or of the Articles of Incorporation, as amended, or the Regulations, as amended, of the Company, or of any mortgage, indenture, contract, agreement or other undertaking to which the

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Company is a party or which purports to be binding upon the Company or upon any of its assets;

(d) Substantially all (at least 90%) of the proceeds of the Original Bonds were used to provide “solid waste disposal facilities” and “pollution control facilities” within the meaning of Sections 103(b)(4)(E) and (F) of the 1954 Code, respectively, the original use of which facilities commenced with the Company and all of the proceeds of the Original Bonds have been spent for the Projects or to pay costs of issuance of the Original Bonds. All of such Projects consist of land or property of a character subject to the allowance for depreciation provided in Section 167 of the Code. The proceeds of the Bonds (other than any accrued interest thereon) will be used exclusively to refund the Refunded Bonds and none of the proceeds of the Bonds will be used to pay for any costs of issuance of the Bonds. The principal amount of the Bonds does not exceed the outstanding principal amount of the Refunded Bonds. All of the proceeds of the Bonds will be used to retire the Refunded Bonds not later than 90 days after the date of issuance of the Bonds. The proceeds of the Series 2005 Bonds (other than any accrued interest thereon) were used exclusively to refund the Series 1992 Bonds and the Series 1995 Bonds and none of the proceeds of the Series 2005 Bonds was used to pay for any costs of issuance of the Series 2005 Bonds. The proceeds of the Series 1992 Bonds (other than any accrued interest thereon) were used exclusively to refund the Series 1980 Bonds and the Series 1982 Bonds and none of the proceeds of the Series 1992 Bonds was used to pay for any costs of issuance of the Series 1992 Bonds. The principal amount of the Series 1992 Bonds did not exceed the outstanding aggregate principal amount of the Series 1980 Bonds and the Series 1982 Bonds. All of the proceeds of the Series 1992 Bonds were used to retire the Series 1980 Bonds and the Series 1982 Bonds not later than 90 days after the date of issuance of the Series 1992 Bonds. The proceeds of the Series 1995 Bonds (other than any accrued interest thereon) were used exclusively to refund the Series 1985 Bonds and none of the proceeds of the Series 1995 Bonds was used to pay for any costs of issuance of the Series 1995 Bonds. The principal amount of the Series 1995 Bonds did not exceed the outstanding principal amount of the Series 1985 Bonds. All of the proceeds of the Series 1995 Bonds were used to retire the Series 1985 Bonds not later than 90 days after the date of issuance of the Series 1995 Bonds. The respective issue date of each of the issues of which the Original Bonds were a part is prior to August 16, 1986;

(e) Either (1) the acquisition and construction of the Series 1980 Project, the Series 1982 Project and the Series 1985 Project financed, respectively, with the Series 1980 Bonds, the Series 1982 Bonds and the Series 1985 Bonds, was not commenced (within the meaning of Treasury Regulations §1.103-8(a)(5)) prior to the adoption of the respective resolutions of the Issuer constituting official actions of the Issuer and evidencing the intent of the Issuer to issue those Original Bonds (being March 8, 1977 with respect to the Series 1980 Bonds, November 19, 1975 with respect to the Series 1982 Bonds and November 15, 1984 with

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respect to the Series 1985 Bonds), or (2) any proceeds of the corresponding Refunded Bonds used to pay costs incurred prior to the adoption of such corresponding resolution have been treated for purposes of this Agreement as having been used to provide working capital (not land or depreciable property) to the Company;

(f) The Projects have been substantially completed. The Projects constitute Air Quality Facilities under the Act and are consistent with and will further the purposes of the Act and Section 13 of Article VIII of the Ohio Constitution and are located entirely within the State. The Company will cause the Projects to be operated and maintained in such manner as to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations and all permits, variances and orders issued or granted pursuant thereto, including the permit-to-install for each portion of the Projects, which permits, variances and orders have not been withdrawn or otherwise suspended, and to be consistent with the Act;

(g) It has used or operated or has caused to be used or operated, and presently intends to use or operate or cause to be used or operated the Projects in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Projects will not be so operated. The Company does not, as of the date hereof, intend to sell or otherwise dispose of the Projects or any portion thereof, other than in connection with a Restructuring Transaction;

(h) None of the proceeds of the Prior Bonds were used and none of the proceeds of the Bonds will be used to provide any airplane; skybox or other private luxury box; health club facility; any facility primarily used for gambling; or any store the principal business of which is the sale of alcoholic beverages for consumption off premises;

(i) None of the proceeds of the Prior Bonds have been used and none of the proceeds of the Bonds will be used, directly or indirectly to acquire land or any interest therein;

(j) No portion of the proceeds of the Prior Bonds has been used and no portion of the proceeds of the Bonds will be used to acquire existing property or any interest therein unless the first use of such property or interest therein is pursuant to such acquisition;

(k) At no time will any funds constituting gross proceeds of the Bonds be used in a manner as would constitute failure of compliance with Section 148 of the Code;

(l) It is not anticipated that as of the date hereof, there will be created any “replacement proceeds”, within the meaning of Section 1.148-1(c) of the Treasury Regulations, with respect to the Bonds; however, in the event that any such replacement proceeds are deemed to have been created, such amounts will be invested in compliance with Section 148 of the Code;

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(m) The Prior Bonds were not, and the Bonds are not, “federally guaranteed” within the meaning of Section 149(b) of the Code;

(n) On the respective dates of issuance and delivery of the Prior Bonds, the Company reasonably expected that all of the proceeds thereof would be used to carry out the governmental purposes of each such issue within the 3-year period beginning on the date each such issue was issued and none of the proceeds of each such issue, if any, were invested in nonpurpose investments having a substantially guaranteed yield for 3 years or more;

(o) In accordance with Section 147(b) of the Code or its statutory predecessor, the respective weighted average maturity of the issue of which each of the Prior Bonds was a part did not and the weighted average maturity of the Bonds does not exceed 120% of the weighted average reasonably expected economic life of the facilities being financed by the proceeds thereof;

(p) The information furnished by the Company and used by the Issuer in preparing the certifications and statements pursuant to Sections 148 and 149(e) of the Code or their statutory predecessors with respect to the Prior Bonds was accurate and complete as of the respective date of issuance thereof, and the information furnished by the Company and used by the Issuer in preparing the certification pursuant to Section 148 of the Code and in preparing any necessary information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Legislation, will be accurate and complete as of the date of issuance of the Bonds;

(q) The Project Facilities do not include any office except for offices (i) located on the Project Sites and (ii) not more than a de minimis amount of the functions to be performed at which is not directly related to the day-to-day operations of the Project Facilities; and

(r) Except as disclosed in the Company’s filings with the U.S. Securities and Exchange Commission, the Company believes that, as of the date hereof, it is in material compliance with all terms and provisions of all material permits, variances and orders heretofore issued or granted by the EPA with respect to the Generating Stations and its other facilities within the State, including any permits-to-install and permits-to-operate issued with respect thereto.

(End of Article II)

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ARTICLE III

COMPLETION OF THE PROJECTS;

ISSUANCE OF THE BONDS

Section 3.1. Acquisition, Construction and Installation. The Company represents and agrees that it and any other public utility company which owns any undivided interest in the Project Facilities with the Company as tenants-in-common have caused the Projects to be acquired, constructed and installed on the Project Sites in accordance with the Project Descriptions and in conformance with all applicable, valid and enforceable (i) zoning, planning, building, environmental and other similar regulations of all governmental authorities having jurisdiction over the Projects and (ii) permits, variances and orders issued in respect of the Projects by EPA, noncompliance with which would have a material adverse effect on the Company’s ability to operate and maintain the Projects or to perform its obligations hereunder, provided that the Company reserves the right to contest in good faith any such regulations, permits, variances or orders. The proceeds derived from the Original Bonds, including any investment thereof, were expended in accordance with the trust indentures and the loan agreements relating to the Original Bonds.

Section 3.2. Project Descriptions. The Project Descriptions may be changed from time to time by, or with the consent of, the Company provided that any such change shall also be filed with the Issuer and the Trustee and provided further that no change in the Project Descriptions shall materially change the function of the Project Facilities unless the Trustee shall have received (i) an Engineer's certificate that such changes will not impair the significance or character of the Project Facilities as Air Quality Facilities and (ii) an Opinion of Bond Counsel or ruling of the Internal Revenue Service to the effect that such amendment will not adversely affect the exclusion of interest on the Bonds from gross income for federal income tax purposes.

Section 3.3. Issuance of the Bonds; Application of Proceeds. To provide funds to make the Loan to the Company to assist the Company in the refunding of the Refunded Bonds, the Issuer will issue, sell and deliver the Bonds to the Purchasers. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and the terms and conditions under which the Bonds will be issued, sold and delivered. The Company, for the benefit of the Issuer, the Trustee and each Bondholder, shall do and perform all acts and things required or contemplated in the Indenture to be done or performed by the Company.

The proceeds from the sale of the Bonds shall be loaned to the Company to assist the Company in the refunding of the Refunded Bonds. Those proceeds shall be deposited in the Refunding Fund with all investment earnings thereon being credited to the Refunding Fund and applied in accordance with Section 5.02 of the Indenture.

Pursuant to Section 5.02 of the Indenture, on the Redemption Date, all moneys in the Refunding Fund shall be transferred by the Trustee to the Refunded Bonds Trustee for deposit in the bond fund created in the Refunded Bonds Indenture. In addition, the Company shall deposit with the Refunded Bonds Trustee on or prior to the Redemption Date funds which, together with the proceeds of the Bonds, will be sufficient to redeem the Refunded Bonds on the Redemption Date.

Pending disbursement pursuant to this Section, the proceeds so deposited in the Refunding Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the Trustee for the payment of Bond Service Charges.

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The Company acknowledges that the proceeds of the Bonds (including any interest income thereon) may be insufficient to pay the full costs of refunding the Refunded Bonds and that the Issuer has made no representation or warranty with respect to the sufficiency thereof. The Company further acknowledges that it is (and will remain after the issuance of the Bonds) obligated to, and hereby confirms that it will, pay all costs of the redemption of the Refunded Bonds on the Redemption Date.

The Company and the Issuer hereby confirm that the Refunded Bonds Trustee has been notified that the entire outstanding principal amount of the Refunded Bonds is to be redeemed on the Redemption Date, at the redemption price of 100% of the principal amount thereof, plus interest accrued to that date.

Section 3.4. Investment of Fund Moneys. Moneys held as part of the Bond Fund, the Refunding Fund or the Rebate Fund shall be invested or reinvested by the Trustee in Eligible Investments at the written direction of the Company pursuant to Section 5.05 of the Indenture. The Issuer (to the extent it retained or retains direction or control) and the Company each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code.

The Company shall provide the Issuer with, and the Issuer may base its certificate and statement, each as authorized by the Bond Legislation, on a certificate of an appropriate officer, employee or agent of or consultant to the Company for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based.

Section 3.5. Rebate Fund. To the extent required by Section 5.09 of the Indenture, within five days after the end of the fifth Bond Year and every fifth Bond Year thereafter, and within five days after payment in full of all outstanding Bonds, the Company shall calculate the amount of Excess Earnings as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.09 of the Indenture and this Section), the Company shall, within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture. The Company shall obtain and keep such records of the computations made pursuant to this Section as are required under Section 148(f) of the Code.

(End of Article III)

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ARTICLE IV

LOAN BY ISSUER; LOAN PAYMENTS;

ADDITIONAL PAYMENTS; CREDIT FACILITY

AND FIRST MORTGAGE BONDS

Section 4.1. Loan Repayment; Delivery of First Mortgage Bonds. Upon the terms and conditions of this Agreement, the Issuer agrees to make the Loan to the Company. The proceeds of the Loan shall be deposited with the Trustee pursuant to Section 3.3 hereof. As evidence of its obligation hereunder to repay the Loan, the Company agrees to execute and deliver the First Mortgage Bonds to the Issuer, in the manner provided in Section 4.9 hereof. In consideration of and in repayment of the Loan, the Company shall under all circumstances and without reduction for any reason (other than any credits to which the Company is entitled to under this Agreement or the Indenture) make, as Loan Payments, to the Trustee for the account of the Issuer, payments on the First Mortgage Bonds which correspond, as to time, and are equal in amount as of the Loan Payment Date, to the corresponding Bond Service Charges payable on the Bonds. All Loan Payments received by the Trustee shall be held and disbursed in accordance with the provisions of the Indenture for application to the payment of Bond Service Charges.

The Company shall be entitled to a credit against the Loan Payments required to be made on any Loan Payment Date to the extent that the balance of the Bond Fund is then in excess of amounts required (a) for the payment of Bonds theretofore matured or theretofore called for redemption, or to be called for redemption pursuant to Section 6.1 hereof (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee or Paying Agent, and (c) to be deposited in the Bond Fund by the Indenture for use other than for the payment of Bond Service Charges due on that Loan Payment Date.

The Company’s obligation to make Loan Payments shall be reduced to the extent of (a) any payments made by the Credit Facility Issuer to the Trustee in respect of the principal of, premium, if any, or interest on the Bonds when due pursuant to the Credit Facility, provided, that the Credit Facility Issuer has been reimbursed for such payments in accordance with the terms of the Reimbursement Agreement, or (b) the availability of remarketing proceeds to pay the purchase price pursuant to Section 4.08 of the Indenture.

Except for such interest of the Company as may hereafter arise pursuant to Section 8.2 hereof or Sections 5.07 or 5.08 of the Indenture, the Company acknowledges that the Company has no interest in the Bond Fund or the Bond Purchase Fund and the Issuer acknowledges that neither the State nor the Issuer has any interest in the Bond Fund or the Bond Purchase Fund, and the Company and the Issuer acknowledge that any moneys deposited therein shall be in the custody of and held by the Trustee in trust for the benefit of the Holders.

Section 4.2. Additional Payments. The Company shall pay to the Issuer, promptly after the filing of any necessary Form 8038 information statement, the Issuer Fee and, as Additional Payments hereunder, any and all reasonable costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Bonds or otherwise related to actions taken by the Issuer under this Agreement or the Indenture.

The Company shall pay the Administration Expenses to the Trustee, the Registrar, the Remarketing Agent, the Auction Agent, and any Paying Agent or Authenticating Agent, as appropriate, as Additional Payments hereunder.

The Company may, without creating a default hereunder, contest in good faith the reasonableness of any such cost or expense incurred or to be paid by the Issuer and any Administration Expenses claimed to be due to the Trustee, the Registrar, the Auction Agent, the Remarketing Agent, any Paying Agent or any Authenticating Agent.

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In the event the Company should fail to pay any Loan Payments, Additional Payments or Administration Expenses as provided herein when due, the payment in default shall continue as an obligation of the Company until the amount in default shall have been fully paid together with interest thereon during the default period at the Interest Rate for Advances.

Section 4.3. Place of Payments. The Company shall make all Loan Payments directly to the Trustee at its Principal Office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

Section 4.4. Obligations Unconditional. The obligations of the Company to make Loan Payments, Additional Payments and any payments required of the Company under Section 5.09 of the Indenture shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, set-off, recoupment or counterclaim which the Company may have or assert against the Issuer, the Trustee, the Registrar, the Remarketing Agent, the Auction Agent, the Paying Agent or any other Person.

Section 4.5. Assignment of Revenues, Agreement and First Mortgage Bonds. To secure the payment of Bond Service Charges, the Issuer shall absolutely assign to the Trustee, its successors in trust and its and their assigns forever, by the Indenture, all right, title and interest of the Issuer in and to (a) the Revenues, including, without limitation, all Loan Payments and other amounts receivable by or on behalf of the Issuer under the Agreement in respect of repayment of the Loan, (b) the Agreement except for the Unassigned Issuer’s Rights, and (c) the First Mortgage Bonds. The Company hereby agrees and consents to those assignments.

Section 4.6. Credit Facility; Cancellation; Notices.

(a) The Company may, but shall not be required to, provide for the delivery of a Credit Facility with respect to the Bonds.

(b) Upon satisfaction of the requirements contained in Section 14.03 of the Indenture, the Company may provide for the delivery of an Alternate Credit Facility.

(c) Upon satisfaction of the conditions contained in Section 14.02 of the Indenture, the Company may cancel any Credit Facility then in effect at such time and direct the Trustee in writing to surrender such Credit Facility to the Credit Facility Issuer by which it was issued in accordance with the Indenture; provided, that no such cancellation shall become effective and no such surrender shall take place until all Bonds subject to purchase pursuant to Section 4.07(e) of the Indenture have been so purchased or redeemed with the proceeds of such Credit Facility.

Section 4.7. Company's Option to Elect Rate Period; Changes in Auction Date and Length of Auction Periods. The Company shall have, and is hereby granted, the option to elect to convert on any Conversion Date the interest rate borne by the Bonds to Variable Rate or an Auction Rate to be effective for a Rate Period pursuant to the provisions of Article II of the Indenture and subject to the terms and conditions set forth therein. In addition, the Company at its option, with prior written consent of the Holders, may determine to establish a new Index Rate Period in accordance with the provisions of Section 2.03(f)(iv) of the Indenture. Prior to conversion to an Auction Rate, the Company shall designate an Auction Agent and at least one Broker-Dealer; until any such conversion is made any references herein to the Auction Agent and the Broker-Dealer shall be ineffective. When the Bonds bear interest at an Auction Rate, the Company also shall have the option to direct the change of Auction Dates and/or the length of Auction Periods in accordance with the Indenture. To exercise such options, the Company shall give the written notice required by the Indenture.

Section 4.8. Company's Obligation to Purchase Bonds. The Company hereby agrees to pay or cause to be paid to the Trustee or the Paying Agent, on each day on which Bonds may be or are required to be tendered for purchase, amounts equal to the amounts to be paid by the Trustee or the Paying Agent with respect to the Bonds tendered for purchase on such dates pursuant to Article

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IV of the Indenture; provided, however, that the obligation of the Company to make any such payment under this Section shall be reduced by the amount of (A) moneys paid by the Remarketing Agent as proceeds of the remarketing of such Bonds by the Remarketing Agent, (B) moneys drawn under a Credit Facility, if any, for the purpose of paying such purchase price and (C) other moneys made available by the Company, as set forth in Section 4.08(b)(ii) of the Indenture.

Section 4.9. First Mortgage Bonds. To evidence and secure the obligations of the Company to make the Loan Payments and repay the Loan, the Company will, concurrently with the issuance of the Bonds, execute and deliver First Mortgage Bonds to the Issuer in an aggregate principal amount equal to the aggregate principal amount of the Bonds. The Company agrees that First Mortgage Bonds authorized pursuant to the Company Mortgage, will be issued containing the terms and conditions and in substantially the form set forth in the Supplemental Mortgage Indenture. The First Mortgage Bonds shall:

(a) provide for payments of interest equal to the payments of interest on the Bonds;

(b) provide for payments of principal and any premium equal to the payments of principal (whether at maturity or by call for mandatory or optional redemption or tender for purchase or pursuant to acceleration or otherwise) and any premium on the Bonds;

(c) require all such payments on such First Mortgage Bonds to be made on or prior to the due date for the corresponding payments to be made on the Bonds; and

(d) contain redemption provisions corresponding with such provisions of the Bonds.

Unless the Company is entitled to a credit under this Agreement or the Indenture, all payments on the First Mortgage Bonds shall be in the full amount required thereunder. The First Mortgage Bonds shall be registered in the name of the Trustee (as assignee of the Issuer under the Indenture) and shall not be transferred by the Trustee, except to effect transfers to any successor trustee under the Indenture.

(End of Article IV)

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ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

Section 5.1. Right of Inspection. The Company agrees that, subject to reasonable security and safety regulations and to reasonable requirements as to notice, the Issuer and the Trustee and their or any of their respective duly authorized agents shall have the right at all reasonable times to enter upon the Project Sites to examine and inspect the Projects.

Section 5.2. Maintenance. The Company shall use its best efforts to keep and maintain the Project Facilities, including all appurtenances thereto and any personal property therein or thereon, in good repair and good operating condition so that the Project Facilities will continue to constitute Air Quality Facilities for the purposes of the operation thereof as required by Section 5.4 hereof.

So long as such shall not be in violation of the Act or impair the character of the Project Facilities as Air Quality Facilities, and provided there is continued compliance with applicable laws and regulations of governmental entities having jurisdiction thereof, the Company shall have the right to remodel the Project Facilities or make additions, modifications and improvements thereto, from time to time as it, in its discretion, may deem to be desirable for its uses and purposes, the cost of which remodeling, additions, modifications and improvements shall be paid by the Company and the same shall, when made, become a part of the Project Facilities.

Section 5.3. Removal of Portions of the Project Facilities. The Company shall not be under any obligation to renew, repair or replace any inadequate, obsolete, worn out, unsuitable, undesirable or unnecessary portions of the Project Facilities, except that, subject to Section 5.4 hereof, it will use its best efforts to ensure the continued character of the Project Facilities as Air Quality Facilities. The Company shall have the right from time to time to substitute personal property or fixtures for any portions of the Project Facilities, provided that the personal property or fixtures so substituted shall not impair the character of the Project Facilities as Air Quality Facilities. Any such substituted property or fixtures shall, when so substituted, become a part of the Project Facilities. The Company shall also have the right to remove any portion of the Project Facilities, without substitution therefor; provided, that the Company shall deliver to the Trustee a certificate signed by an Engineer describing said portion of the Project Facilities and stating that the removal of such property or fixtures will not impair the character of the Project Facilities as Air Quality Facilities.

Section 5.4. Operation of Project Facilities. The Company will, subject to its obligations and rights to maintain, repair or remove portions of the Project Facilities, as provided in Sections 5.2 and 5.3 hereof, use its best efforts to continue operation of the Project Facilities so long as and to the extent that operation thereof is required to comply with laws or regulations of governmental entities having jurisdiction thereof or unless the Issuer shall have approved the discontinuance of such operation (which approval shall not be unreasonably withheld). The Company agrees that it will, within the design capacities thereof, use its best efforts to operate and maintain the Project Facilities in accordance with all applicable, valid and enforceable rules and regulations of governmental entities having jurisdiction thereof; provided, that the Company reserves the right to contest in good faith any such laws or regulations.

Nothing in this Agreement shall prevent or restrict the Company, in its sole discretion, at any time, from discontinuing or suspending either permanently or temporarily its use of any facility of the Company served by the Project Facilities and in the event such discontinuance or suspension shall render unnecessary the continued operation of the Project Facilities, the Company shall have the right to discontinue the operation of the Project Facilities during the period of any such discontinuance or suspension.

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Section 5.5. Insurance. The Company agrees to insure its interest in the Project Facilities in the amount and with the coverage required by the Company Mortgage.

Section 5.6. Workers' Compensation Coverage. Throughout the term of this Agreement, the Company shall comply, or cause compliance, with applicable workers' compensation laws of the State.

Section 5.7. Damage; Destruction and Eminent Domain. If, during the term of this Agreement, the Project Facilities or any portion thereof is destroyed or damaged in whole or in part by fire or other casualty, or title to, or the temporary use of, the Project Facilities or any portion thereof shall have been taken by the exercise of the power of eminent domain, and the Company or the Company Mortgage Trustee receives net proceeds from insurance or any condemnation award in connection therewith, the Company (unless it shall have exercised its option to prepay the Loan Payments pursuant to Section 6.2 hereof), to the extent required to comply with applicable laws and regulations with respect to the operations of facilities of the Company served by the Projects, shall promptly cause such net proceeds or an amount equal thereto to be used to repair, rebuild or restore the portion of the Project Facilities so damaged, destroyed or taken with such changes, alterations and modifications (including the substitution and addition of other property) as may be necessary or desirable for the administration and operation of the Project Facilities as Air Quality Facilities and as shall not impair the character or significance of the Project Facilities as furthering the purposes of the Act. It is hereby acknowledged and agreed that any net proceeds from insurance or any condemnation award relating to the Project Facilities are subject to the lien of the Company Mortgage and shall be disposed of in accordance with the terms and provisions of the Company Mortgage and that any obligations of the Company under this Section 5.7 not satisfied by application of such net proceeds shall be limited to the general credit of the Company and does not require disposition of such net proceeds contrary to the requirements of the Company Mortgage.

Section 5.8. Company to Maintain its Corporate Existence; Conditions Under Which Exceptions Permitted. The Company agrees that during the term of this Agreement it will maintain its corporate existence and, will not sell, merge or consolidate with or into any other Person or sell, lease or transfer all or substantially all of its property to any Person, except that the following shall be permitted:

(a) the Company may transfer property, including the Project Facilities, as part of a Restructuring Transaction;

(b) the Company may consolidate with or merge with or into any other Person or sell, lease or transfer all or substantially all of its properties to any Person so long as either (A) the Company shall be the surviving corporation or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance, transfer or lease the properties of the Company substantially as an entirety shall be organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and shall expressly assume all of the obligations of the Company under this Agreement;

(c) a subsidiary of the Company shall be permitted to merge or consolidate with or into or sell, lease or transfer all or substantially all of its property to the Company (provided, with

17

respect to a merger, the Company is the surviving entity) or another subsidiary of the Company;

(d) the Company may wind up, voluntarily liquidate or dissolve any subsidiary if (A) such subsidiary is not a Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated under the Securities Act of 1933, as amended) and (B) the winding up, voluntary liquidation or dissolution of such subsidiary will not result in an Event of Default hereunder or otherwise have a material adverse effect on the business, property, financial condition or results of operations of the Company and its subsidiaries, taken as a whole, which materially and adversely affects the ability of the Company to perform its obligations under this Agreement.

If a consolidation, merger, sale, lease or other transfer is made as provided in this Section, the provisions of this Section shall continue in full force and effect and no further consolidation, merger, sale, lease or other transfer shall be made except in compliance with the provisions of this Section.

Section 5.9. Indemnification. The Company releases the Issuer from, agrees that the Issuer shall not be liable for, and indemnifies the Issuer against, all liabilities, claims, costs and expenses imposed upon or asserted against the Issuer on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project Facilities; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees; (c) the authorization, issuance and sale of the Bonds, or the subsequent remarketing or determination of the interest rate or rates on the Bonds, and the provision of any information furnished in connection therewith concerning the Project Facilities or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Issuer under Section 3.7 hereof or for inclusion in, or as a basis for preparation of, the Form 8038 information statement to be filed by the Issuer; and (d) any claim or action or proceeding with respect to the matters set forth in (a), (b) and (c) above brought thereon.

The Company agrees to indemnify the Trustee (including any predecessor Trustee), the Paying Agent, the Remarketing Agent, the Auction Agent and the Registrar (each hereinafter referred to in this section as an "indemnified party") for and to hold each of them harmless from and against all losses, liabilities, obligations, damages, claims, costs and expenses of any kind or nature whatsoever (including the compensation and expenses of their counsel) incurred without negligence or willful misconduct on the part of the indemnified party arising out of, relating to or connected with the Indenture or the Auction Agreement, including, but not limited to, on account of the Trustee’s acceptance or administration of the trusts created by, or the performance of its powers or duties under the Indenture, or of any action taken or omitted to be taken by the indemnified party in accordance with the terms of this Agreement, the Bonds or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the indemnified party in defending itself against or investigating any claim, loss, or liability, action, suits or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds or the Indenture.

In case any action or proceeding is brought against the Issuer or an indemnified party in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice

18

shall have the obligation and the right to assume the defense of the action or proceeding; provided, that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense; provided, however, where it is reasonably determined by Issuer or indemnified parties to be ethically inappropriate or that it would create an actual or potential conflict of interest for one firm to represent the interests of the Issuer and any other indemnified party or parties, the Company shall, to the extent applicable, pay the Issuer's and the indemnified parties’ legal expenses in connection with the Issuer's and the indemnified parties’ retention of separate counsel. The Company shall not be liable for any settlement made without its consent.

The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees and agents of the Issuer, the Trustee, the Paying Agent, the Remarketing Agent, the Auction Agent and the Registrar, respectively. That indemnification is intended to and shall be enforceable by the Issuer, the Trustee, the Paying Agent, the Remarketing Agent and the Registrar, respectively, to the full extent permitted by law. Each of the Trustee and each indemnified Person not a party to this Agreement is an express third party beneficiary of this Section 5.9 and shall have the right to enforce or pursue remedies under the provisions hereof as fully as though an original party hereto.

Section 5.10. Issuer and Company Not to Adversely Affect Exclusion of Interest on Bonds From Gross Income For Federal Income Tax Purposes. The Issuer, solely to the extent within its control, and the Company each hereby covenants and represents that it has taken and caused to be taken and shall take and cause to be taken all actions that may be required of it for the interest on the Bonds to be and remain excluded from the gross income of the Holders for federal income tax purposes, and that it has not taken or permitted to be taken on its behalf, and covenants that it will not take, or permit to be taken on its behalf, any action which, if taken, would adversely affect that exclusion under the provisions of the Code. Neither the Issuer nor the Company shall cause any proceeds of the Bonds to be expended, except pursuant to the Indenture and this Agreement.

Section 5.11. Ownership of Projects; Use of Projects. The Issuer agrees that it does not have and shall not have any interest in, title to or ownership of the Projects or the Project Sites. The Issuer does hereby covenant and agree that it will not take any action, or cause any action to be taken on its behalf, during the term of this Agreement, other than pursuant to Article VII of this Agreement or Article VII of the Indenture, to interfere with the Company’s ownership interest in the Projects or to prevent the Company from having possession, custody, use and enjoyment of the Projects, except such action as is requested by the Trustee in enforcing any remedies available to it under this Agreement or the Indenture.

Section 5.12. Assignment of Agreement in Whole or in Part by Company. This Agreement may be assigned in whole or in part by the Company without the necessity of obtaining the consent of either the Issuer or the Trustee, subject, however, to each of the following conditions:

(a) No assignment (other than pursuant to Section 5.8 or Section 5.13 hereof) shall relieve the Company from primary liability for any of its obligations hereunder, and in the event of any such assignment the Company shall continue to remain primarily liable for the payment of the Loan Payments and Additional Payments and for performance and observance of the agreements on its part herein provided to be performed and observed by it.

(b) Any assignment by the Company must retain for the Company such rights and interests as will permit it to perform its obligations under this Agreement, and any assignee from the

19

Company shall assume the obligations of the Company hereunder to the extent of the interest assigned.

(c) The Company shall furnish to the Issuer and the Trustee an Opinion of Bond Counsel addressed to the Issuer and the Trustee to the effect that such assignment is authorized or permitted by the Act and will not adversely affect the exclusion from gross income of interest on the Bonds.

(d) The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of each such assignment together with any instrument of assumption.

(e) Any assignment from the Company shall not materially impair fulfillment of the Project Purposes to be accomplished by operation of the Projects as herein provided.

5.13 Assignment of Agreement in Whole by Company (Novation). In addition to an assignment contemplated by Sections 5.8 and 5.12 hereof, this Agreement may be assigned as a whole by the Company, subject, however, to each of the following conditions:

(a) The Company’s rights, duties and obligations under this Agreement and all related documents are assigned to, and assumed in full by, the assignee either (i) as of a date the Bonds are subject to mandatory purchase under Section 4.07 of the Indenture or (ii) as of a date specified by the Company in connection with a Restructuring Transaction but, in such case, only if the assignee is the GenCo and the Company has delivered to the Issuer and the Trustee written evidence of an Investment Grade Rating (taking into account such assignment to, and assumption in full by, the GenCo) with respect to the Bonds from each Rating Agency.

(b) The assignee and the Company shall execute an assignment and assumption agreement, in form and substance reasonably acceptable to the Company, and acknowledged and agreed to by the Issuer, whereby the assignee shall confirm and acknowledge that it has assumed all of the rights, duties and obligations of the Company under this Agreement and all related documentation and agrees to be bound by and to perform and comply with the terms and provisions of this Agreement and all related documentation as if it had originally executed the same; provided further that if there is more than one assignee, such assignment and assumption agreement shall be on a joint and several basis among all assignees.

(c) The Company shall furnish to the Issuer and the Trustee (i) an Opinion of Bond Counsel to the effect that such assignment is authorized or permitted by the Act and will not adversely affect the exclusion from gross income of interest on the Bonds, (ii) an opinion of counsel to the assignee to the effect that such assignment and assumption agreement has been duly authorized by the assignee and constitutes the legal, valid and binding obligation of the assignee, enforceable against the assignee

20

in accordance with its terms, subject to laws relating to or affecting generally the enforcement of creditors’ rights, including, without limitation, bankruptcy and insolvency laws and to general principles of equity (regardless of whether considered in a proceeding in equity or at law) and (iii) a certificate of an Authorized Company Representative and an opinion of counsel to the Company, each stating to the effect that such assignment complies with this Section 5.13 and that all conditions precedent herein relating to such assignment have been complied with.

(d) The Company shall, within 30 days after execution thereof, furnish or cause to be furnished to the Issuer and the Trustee a true and complete copy of such assignment and assumption agreement.

(e) Any assignment from the Company shall not materially impair fulfillment of the purpose of the Projects as herein provided.

(f) Upon the effectiveness of such assignment and assumption, the assignee shall be deemed to be the “Company” hereunder and the assignor shall be relieved of all liability hereunder.

(End of Article V)

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ARTICLE VI

REDEMPTION

Section 6.1. Optional Redemption. Provided no Event of Default shall have occurred and be subsisting, at any time and from time to time, the Company may deliver moneys to the Trustee in addition to Loan Payments or Additional Payments required to be made and direct the Trustee to use the moneys so delivered for the purpose of redeeming Bonds called for optional redemption in accordance with the applicable provisions of the Indenture providing for optional redemption at the redemption price stated in the Indenture. Pending application for those purposes, any moneys so delivered shall be held by the Trustee in a special account in the Bond Fund and delivery of those moneys shall not, except as set forth in Section 4.1 hereof, operate to abate or postpone Loan Payments or Additional Payments otherwise becoming due or to alter or suspend any other obligations of the Company under this Agreement.

Section 6.2. Extraordinary Optional Redemption. The Company shall have, subject to the conditions hereinafter imposed, the option during a Term Rate Period to direct the redemption of the Bonds in whole or in part in accordance with Section 4.01(a) of the Indenture upon the occurrence of any of the following events:

(a) A Project or a Generating Station shall have been damaged or destroyed to such an extent that (1) it cannot reasonably be expected to be restored, within a period of six consecutive months, to the condition thereof immediately preceding such damage or destruction or (2) the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

(b) Title to, or the temporary use of, all or a significant part of a Project or a Generating Station shall have been taken under the exercise of the power of eminent domain (1) to such extent that it cannot reasonably be expected to be restored within a period of six consecutive months to a condition of usefulness comparable to that existing prior to the taking or (2) to such an extent that the Company is reasonably expected to be prevented from carrying on its normal operations in connection therewith for a period of six consecutive months.

(c) As a result of any changes in the Constitution of the State, the Constitution of the United States of America or any state or federal laws or as a result of legislative or administrative action (whether state or federal) or by final decree, judgment or order of any court or administrative body (whether state or federal) entered after any contest thereof by the Issuer or the Company in good faith, this Agreement shall have become void or unenforceable or impossible of performance in accordance with the intent and purpose of the parties as expressed in this Agreement.

(d) Unreasonable burdens or excessive liabilities shall have been imposed upon the Issuer or the Company with respect to a Project or a Generating Station or the operation thereof, including, without limitation, the imposition of federal, state or other ad valorem, property, income or other taxes other than ad valorem

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taxes at the rates presently levied upon privately owned property used for the same general purpose as a Project or a Generating Station.

(e) Changes in the economic availability of raw materials, operating supplies, energy sources or supplies or facilities (including, but not limited to, facilities in connection with the disposal of industrial wastes) necessary for the operation of a Project or a Generating Station for the Project Purposes occur or technological or other changes occur which the Company cannot reasonably overcome or control and which in the Company’s reasonable judgment render a Project or a Generating Station uneconomic or obsolete for the Project Purposes.

(f) Any court or administrative body shall enter a judgment, order or decree, or shall take administrative action, requiring the Company to cease all or any substantial part of its operations served by a Project or a Generating Station to such extent that the Company is or will be prevented from carrying on its normal operations at a Project or a Generating Station for a period of six consecutive months.

(g) The termination by the Company of operations at a Generating Station.

As used in this Section 6.2, the term “a Project” means the portion of the Project Facilities at a particular Generating Station.

The amount payable by the Company in the event of its exercise of the option granted in this Section shall be the sum of the following:

(i) An amount of money which, when added to the moneys and investments held to the credit of the Bond Fund, will be sufficient pursuant to the provisions of the Indenture to pay, at a redemption price of 100% of the principal amount redeemed plus accrued and unpaid interest to the redemption date, and discharge, the Outstanding Bonds then being redeemed on the earliest applicable redemption date, that amount to be paid to the Trustee, plus

(ii) An amount of money equal to the Additional Payments relating to those Bonds accrued and to accrue until actual final payment and redemption of those Bonds, that amount or applicable portions thereof to be paid to the Trustee or to the Persons to whom those Additional Payments are or will be due.

The requirement of (ii) above with respect to Additional Payments to accrue may be met if provisions satisfactory to the Trustee and the Issuer are made for paying those amounts as they accrue.

The rights and options granted to the Company in this Section may be exercised whether or not the Company is in default hereunder; provided, that such default will not relieve the Company from performing those actions which are necessary to exercise any such right or option granted hereunder.

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Section 6.3. Mandatory Redemption. The Company shall deliver to the Trustee the moneys needed to redeem the Bonds in accordance with any mandatory redemption provisions relating thereto as may be set forth in Section 4.01(b) of the Indenture.

Section 6.4. Notice of Redemption. In order to exercise an option granted in, or to consummate a redemption required by, this Article VI, the Company shall, within 180 days following the event authorizing the exercise of such option, or at any time during the continuation of the condition referred to in paragraphs (c), (d) or (e) of Section 6.2 hereof, or at any time that optional redemption of the Bonds is permitted under the Indenture as provided in Section 6.1 hereof, or promptly upon the occurrence of a Determination of Taxability, give written notice to the Issuer, the Trustee and the Company Mortgage Trustee that it is exercising its option to direct the redemption of Bonds, or that the redemption thereof is required by Section 4.01(b) of the Indenture due to the occurrence of a Determination of Taxability, as the case may be, in accordance with the Agreement and the Indenture, and shall specify therein the date on which such redemption is to be made, which date shall not be more than 180 days from the date such notice is mailed. The Company shall make arrangements satisfactory to the Trustee for the giving of the required notice of redemption to the Holders of the Bonds, in which arrangements the Issuer shall cooperate. The Company shall make arrangements satisfactory to the Company Mortgage Trustee to effect a concurrent redemption of an equivalent principal amount of corresponding First Mortgage Bonds under the Supplemental Mortgage Indenture.

Section 6.5. Actions by Issuer. Subject to Section 4.2 hereof, at the request of the Company or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds pursuant to this Article VI.

Section 6.6. Concurrent Discharging of First Mortgage Bonds. In the event any of the Bonds or portion thereof shall be paid and discharged, or deemed to be paid and discharged, pursuant to any provisions of this Agreement and the Indenture, so that such Bonds or such portion thereof are not thereafter outstanding within the meaning of the Indenture, a like principal amount of corresponding First Mortgage Bonds shall be deemed fully paid for purposes of this Agreement and to such extent the obligations of the Company hereunder shall be deemed terminated.

(End of Article VI)

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ARTICLE VII

EVENTS OF DEFAULT AND REMEDIES

Section 7.1. Events of Default. Each of the following shall be an Event of Default:

(a) The occurrence of an event of default as defined in Section 7.01 (a), (b), (c), (d) or (g) of the Indenture;

(b) The Company shall fail to observe and perform any other agreement, term or condition contained in this Agreement, other than such failure as will have resulted in an event of default described in (a) above and the continuation of that failure for a period of 90 days after notice thereof shall have been given to the Company by the Issuer or the Trustee, or for such longer period as the Issuer may agree to in writing; provided, that such failure shall not constitute an Event of Default so long as the Company institutes curative action within the applicable period and diligently pursues that action to completion within 150 days after the expiration of initial cure period as determined above, or within such longer period as the Issuer may agree to in writing; and

(c) The occurrence of a “completed default” as defined in Section 1 of Article Twelve of the Company Mortgage.

Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (b) hereof, the Company shall not be deemed in default during the continuance of such inability. However, the Company shall promptly give written notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

The exercise of remedies hereunder shall be subject to any applicable limitations of federal bankruptcy law affecting or precluding that declaration or exercise during the pendency of or immediately following any bankruptcy, liquidation or reorganization proceedings.

Section 7.2. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, either or both of the following remedial steps may be taken:

(a) The Issuer or the Trustee may have access to, inspect, examine and make copies of the books, records, accounts and financial data of the Company, only, however, insofar as they pertain to the Projects; or

(b) The Issuer or the Trustee may pursue all remedies now or hereafter existing at law or in equity to recover all amounts, including all Loan Payments and Additional Payments, then due and thereafter to become due under this Agreement (including Loan Payments due upon tender for purchase or pursuant to acceleration), or to enforce the performance and observance of any other obligation or agreement of the Company under this Agreement.

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Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid as provided in Section 5.08 of the Indenture for transfers of remaining amounts in the Bond Fund.

The provisions of this Section are subject to the further limitation that the rescission and annulment by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute a rescission and annulment of any corresponding declaration made pursuant to this Section and a rescission and annulment of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such rescission and annulment shall extend to or affect any subsequent or other default or impair any right consequent thereon.

Section 7.3. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

Section 7.4. Agreement to Pay Attorneys' Fees and Expenses. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys' fees and expenses, in connection with the enforcement of this Agreement or the collection of sums due hereunder, the Company shall be required, to the extent permitted by law, to reimburse the Issuer and the Trustee, as applicable, for the fees and expenses so incurred upon demand.

Section 7.5. No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

Section 7.6. Notice of Default. The Company shall notify the Trustee immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

(End of Article VII)

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ARTICLE VIII

MISCELLANEOUS

Section 8.1. Term of Agreement. This Agreement shall be and remain in full force and effect from the date of delivery of the Bonds until such time as (i) all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and the Indenture has been released pursuant to Section 9.01 thereof and (ii) all other sums payable by the Company under this Agreement shall have been paid; provided, however, the provisions of Sections 4.2, 5.9 and 7.4 of this Agreement shall survive the payment in full of the Bonds, the satisfaction, discharge and termination of this Agreement or the Indenture, and the resignation or removal of the Trustee, any Paying Agent, any Auction Agent, any Remarketing Agent, the Registrar and any Authenticating Agent as the case may be.

Section 8.2. Amounts Remaining in Funds. Any amounts in the Bond Fund remaining unclaimed by the Holders of Bonds for four years after the due date thereof (whether at stated maturity, by redemption, upon acceleration or otherwise), at the option of the Company, shall be deemed to belong to and shall be paid, subject to Section 5.07 of the Indenture, at the written request of the Company, to the Company by the Trustee. With respect to that principal of and any premium and interest on the Bonds to be paid from moneys paid to the Company pursuant to the preceding sentence, the Holders of the Bonds entitled to those moneys shall look solely to the Company for the payment of those moneys. Further, any amounts remaining in the Bond Fund and any other special funds or accounts created under this Agreement or the Indenture, except the Rebate Fund, after all of the Bonds shall be deemed to have been paid and discharged under the provisions of the Indenture and all other amounts required to be paid under this Agreement and the Indenture have been paid, shall be paid to the Company to the extent that those moneys are in excess of the amounts necessary to effect the payment and discharge of the Outstanding Bonds.

Section 8.3. Notices. All notices, certificates, requests or other communications hereunder shall be in writing, except as provided in Section 3.7 hereof, and shall be deemed to be sufficiently given when mailed by registered or certified mail, postage prepaid, and addressed to the appropriate Notice Address; provided, however, that no notice shall be deemed sufficiently given to the Trustee unless and until actually received by the Trustee at the Principal Office of the Trustee. A duplicate copy of each notice, certificate, request or other communication given hereunder to the Issuer, the Company, the Credit Facility Issuer or the Trustee shall also be given to the others. The Company, the Issuer, the Credit Facility Issuer and the Trustee, by notice given hereunder, may designate any further or different addresses to which subsequent notices, certificates, requests or other communications shall be sent.

Section 8.4. Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer in other than his official capacity, and neither the members of the Issuer nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.

Section 8.5. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company (except as permitted under Sections 5.8, 5.12 or 5.13 hereof) and may not be assigned by the Issuer except to (i)

27

the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges or (ii) any successor public body to the Issuer. Sections 4.2, 5.9, 7.4 and 7.7 of this Agreement shall inure to the benefit of the Trustee, the Registrar, any Paying Agent and any Authenticating Agent and their respective successors and assigns.

Section 8.6. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be amended, changed, modified, altered or terminated by the parties hereto except with the consents required by, and in accordance with, the provisions of Article XI of the Indenture, as applicable. In no event may the Agreement be amended so as to affect the rights, privileges, duties or immunities of the Trustee, the Registrar, any Paying Agent or any Authenticating Agent without its consent.

Section 8.7. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

Section 8.8. Severability. If any provision of this Agreement, or any covenant, obligation or agreement contained herein is determined by a judicial or administrative authority to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

Section 8.9. Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

Section 8.10. References to Credit Facility. During such time or times as no Credit Facility is in effect and all of the payment obligations of the Company under any Reimbursement Agreement shall have been well and truly paid, references herein to the Credit Facility Issuer shall be ineffective. If an Event of Default shall have occurred hereunder or under the Indenture due to failure by the Credit Facility Issuer to honor a properly presented and conforming drawing by the Trustee under the Credit Facility then in effect in accordance with the terms thereof, references herein to the Credit Facility Issuer shall be ineffective until the earlier of the cure of such failure or such time as all of the Bonds have been paid in full.

(End of Article VIII)

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IN WITNESS WHEREOF, the Issuer and the Company have caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

OHIO AIR QUALITY DEVELOPMENT

AUTHORITY

By: /s/ Chadwick Smith

Executive Director

THE DAYTON POWER AND LIGHT COMPANY

By: /s/ Jeffrey K. MacKay

Treasurer

Loan Agreement

2015 Series B

S-1

EXHIBIT A

AIR QUALITY FACILITIES AT THE SERIES 1980 PROJECT

There were installed at the Walter C. Beckjord Electric Generating Station, Clermont County, Ohio the following Air Quality Facilities for Unit 6.

Electrostatic Precipitator. The one existing coal-fired boiler is equipped with a new electrostatic precipitator, together with necessary controls, stairways, galleries, enclosures, ductwork and ash removal system. The precipitator is located south of the existing Unit 6 boiler and turbine room at grade. The precipitator is approximately 160’ wide, 47’ long and 36’ high and has an operating weight of 2,387,000 pounds. The Unit 6 boiler was equipped with an electrostatic precipitator (designed for 98% efficiency). The new precipitator was installed in series with the existing electrostatic precipitator. The design combined collection efficiency of the new and existing precipitators is 99.6%.

Fly Ash Handling and Disposal System. Unit 6 was equipped with a new fly ash removal system consisting of 16 fly ash collecting hoppers with outlet control valves, manifold pipe conveyor, vacuum producing equipment, discharge piping, control panel and pipeline to the existing ash sluice piping.

Electrical Equipment. The new precipitator and fly ash handling and disposal system required new electrical equipment to provide and transmit power to the precipitator and the fly ash disposal system.

Ductwork and Structural Support Costs

Ductwork. Flue gases from Unit 6 are drawn from the boiler through existing and new ductwork, through the new precipitator, through new ductwork and through the existing precipitator by the existing induced draft fans, and then exhausted through the existing flue gas stack.

A-1

Exhibit B

AIR QUALITY FACILITIES AT THE SERIES 1982 PROJECT

General

Killen Electric Generating Station (“Killen”) has a steam turbine-generator with a 612,574 KW nameplate rating and coal fired boiler rated at 4,545,000 lbs. of steam per hour at 2620 psig and 10005˚/1005˚ F. Two electrostatic precipitators are installed on the unit to collect particulate matter from the flue gas with a design collection efficiency of 99.5%. The precipitator will be hot with an operating temperature between 600º - 700º F. The ownership is shared between The Dayton Power and Light Company and The Cincinnati Gas & Electric Company with individual interest of 67% and 33% respectively.

Flue Gas Particulate Abatement Project

Scope:

Engineering, material, labor and supervision was provided for the dust collection system consisting of:

Two hot electrostatic precipitators and controls

Connecting ductwork

Supporting structural steel and foundations

Insulation and lagging

Necessary stairways, galleries and enclosure

Electrical work associated with the precipitators

Collection hoppers with outlet controls

Air quality monitoring

B-1

Exhibit C

AIR QUALITY FACILITIES AT THE SERIES 1985 PROJECT

William H. Zimmer Electric Generating Station

The Project consists of:

(A)	a high efficiency electrostatic precipitator system designed to remove particulates from the flue gas,

(B)	a flue gas desulfurization (“scrubber”) system designed to remove sulfur dioxide from the flue gas,

(C)	a stack,

(D)	a coal dust control system,

(E)	a nitrous oxide control system, and

(F)	a cooling tower and circulating water system.

The precipitator system includes electrostatic precipitators and a fly ash handling system, as well as all other necessary earthwork, piling, foundations, structural and miscellaneous steel, supports, siding, enclosures, electrical equipment, instrumentation and controls, mechanical equipment, related pumps and tanks, hoppers and storage silos, and associated equipment required for the foregoing and used exclusively in connection therewith. The precipitator system includes related drains, sumps and piping necessary to transmit collected waste waters to the waste water pond. The Project also includes precipitator inlet and outlet ductwork.

The scrubber system includes an inlet plenum, six induced draft fans, ductwork to and including six absorber modules, ductwork to the stack, FGD reagent and lime unloading and handling system including required river cells, FGD reagent and lime silos, an FGD reagent and lime preparation facility, slurry tanks, scrubber sludge handling facilities which include thickener tanks, a sludge pond underflow and overflow tanks, a sludge handling building, stockpile facilities and auxiliary facilities. The scrubber system includes all earthwork including stream relocation, piling, foundations, structural and miscellaneous steel, siding, painting, electrical and mechanical components and associated equipment required for the scrubber system and used exclusively in connection therewith. The scrubber system includes related drains, sumps and piping necessary to transmit collected waste waters to the waste water pond, and also includes all pipes, pumps and associated mechanical and electrical components to supply and recycle water for the scrubber system operation. The scrubber system also includes a disposal area and the roads and bridges used exclusively for the transportation of scrubber sludge, bottom ash and other solid waste along with truck wash facilities and truck scales.

The stack includes the stack shell and brick liner, as well as earthwork, piling, foundation and associated components.

The coal dust control systems include a coal dust collection system, a coal dust suppression system and a coal wetting system.

C-1

The cooling tower and circulating water system includes a natural draft cooling tower, a cooling tower basin, a cooling water flume, three circulating water pumps, circulating water pipes and valves, the make-up water subsystem, the blowdown subsystem, the cooling water chemical conditioning subsystem, mechanical and electrical auxiliaries, and related controls and instrumentation. The cooling water system also includes all related site development and earthwork, piling, foundations, structural and miscellaneous steel, siding, painting, electrical and mechanical components and associated equipment required for the cooling tower and circulating water system and used exclusively in connection therewith.

C-2